EXHIBIT 10.1

                               RESEARCH AGREEMENT

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EXHIBIT 10.1


                               RESEARCH AGREEMENT


WHEREAS: This contract is entered into between Xpention Genetics, Inc., a company organized under the laws of Nevada, having its business office at 10965 Elizabeth Drive, Conifer, CO. 80433 ("XPENTION") and The University of Texas Health Science Center at San Antonio ("UTHSCSA"), 7703 Floyd Curl Drive, San Antonio TX 78229-3900, a component of The University of Texas System ("System").

THEREFORE: In consideration of the foregoing and the mutual promises, covenants and agreements herein set forth, XPENTION and UTHSCSA agree as follows:

1.     Scope of Work

      UTHSCSA agrees to perform for XPENTION the research activities for the project entitled "Development of the p65 Immunological Test" described in Attachment A hereto.

2.    Contract Period

      This contract shall become effective on December 1, 2005, and shall be completed on June 30, 2006 unless subsequent time extension, supplement, addition, continuation or renewal is mutually agreed upon in writing between the parties.

3.    Standard of Performance

      UTHSCSA shall perform the Work in a manner consistent with the highest standards of scientific and professional skill and in accordance with the terms and conditions of this Agreement. Margaret Hanausek, Ph.D. , UTHSCSA's designated Principal Investigator for the project (the "PI"), shall monitor UTHSCSA's performance hereunder and shall notify XPENTION of UTHSCSA's failure to comply with the terms of this Agreement within a reasonable time after UTHSCSA learns of such failure.

4.   Assignment

     Neither party shall assign or transfer any interest in this agreement, nor assign any claims for money due or to become due under this agreement without the prior written approval of the other party.


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5.     Payments to Subcontractor

      The cost for UTHSCSA's completion of the Work, including indirect charges, is $64,306. Payments by XPENTION to UTHSCSA shall be made in accordance with the following schedule:

     a.  Signature:                       $34,306
     b.  4 month mark:                    $20,000
     c.  Final report submission:         $10,000

     Payments will be effected within 45 days of receipt of invoice.


6.    Indemnification

      XPENTION agrees to indemnify and hold The University of Texas System ("System"), UTHSCSA, their Regents, officers, agents and employees harmless from any liability, loss or damage they may suffer as a result of claims, demands, costs or judgments against them arising out of the activities to be carried out pursuant to the obligations of this Agreement, including, but not limited to, the use by XPENTION of the results obtained from the activities performed by UTHSCSA under this Agreement; provided, however, that any such liability, loss or damage resulting from the following subsections is excluded from this Agreement to indemnify and hold harmless:

         a. the negligent failure of UTHSCSA to substantially comply with any applicable FDA or other governmental requirements; or

         b. the negligence or willful malfeasance of any Regent, officer, agent or employee of UTHSCSA or System.


7.    Publications

      UTHSCSA shall be sited in all research reports and other publications relating to the work under this Agreement.


9.     Law

      This Agreement is entered into pursuant to and under the authority granted by the laws of the state of Texas and any applicable federal laws. The provisions of this Agreement shall be construed to conform to those laws.

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10.   Termination

      This Agreement may be terminated by either of the parties hereto upon written notice delivered to the other party at least thirty (30) days prior to intended date of termination. By such termination, neither party may nullify obligations already incurred for performance or failure to perform prior to the date of termination.

11.    Changes and Amendments

      This contract constitutes the entire agreement between the parties. All amendments and /or changes shall be by written instrument executed by the parties hereto.

12.    Intellectual Property

      The parties acknowledge that portions of this research may utilize intellectual property addressed by the following US patents which are licensed to XPENTION by the Board of Regents of The University of Texas
      System:

      o US Patent # 5,310,653 (May, 1994)
      o US Patent # 5,411,868 (May, 1995)
      o US Patent # 5,773,215 (June, 1998)

      All additional intellectual property, if any, which is developed through this research, shall be governed by The Rules and Regulations of the Board of Regents of The University of Texas System for the Government of The University of Texas System, and according to US patent law.


IN WITNESS WHEREOF, the parties hereto have caused this contract to be executed as of the date set forth herein by their duly authorized representatives.


THE UNIVERSITY OF TEXAS HEALTH                       XPENTION GENETICS, INC.
SCIENCE CENTER AT SAN ANTONIO

/s/ Jane A. Youngers            12/12/05             /s/ David Kittrell              12/20/05
------------------------------------------           ----------------------------------------
Jane A. Youngers                    Date             David Kittrell                     Date
Assistant Vice President for Research                President and CEO


I have read this agreement and understand my obligations hereunder.


/s/ Margaret Hanausek           12/12/05
------------------------------------------
Margaret Hanausek, Ph.D.            Date
Principal Investigator






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                                  ATTACHMENT A
                                  SCOPE OF WORK


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THE P65  ONCOFETAL  PROTEIN  AS A NOVEL  TUMOR  MARKER IN  DETECTION  OF BREAST,
PROSTATE AND OTHER CANCERS


                Margaret Hanausek, Ph.D., Principal Investigator
          The University of Texas Health Science Center at San Antonio
                               David Kittrell, CEO
                              Xpention Genetics Inc
                                Conifer, CO 80433


The proposed  research will focus on a novel oncofetal  protein with a molecular weight of 65 kDa (p65).  The  development of  intermediate  biomarkers of cancer risk and or  cancer  presence  and the  evaluation  of  efficacy  of  individual biological or molecular  markers is an important avenue in cancer research.  The protein we are studying (p65) appears to have all the  characteristics of such a marker.  Our ultimate goal is to prove  usefulness of p65 in early detection and management of different human cancers, including breast and prostate cancer. The

p65 gene is a novel member of the steroid  receptor  super-family of genes.  The overall  objective is to identify the cellular  origin of p65 and  elucidate the mechanisms of its  expression in rodent and or mammalian  (i.e.  canine)  liver,

skin,  colon,  prostate,  and  mammary  gland  carcinogenesis  as well as in the development of lymphomas and leukemias, and combine these basic studies with the translational research to provide better understanding of the role of this novel tumor marker in cancer development.



Malignant tumors appear to universally  produce the oncofetal  protein,  p65. In addition, p65 is expressed very early during the carcinogenesis process. It is a shedding antigen and can be found in the blood  (plasma/serum)  of tumor-bearing animals,  as well as in the plasma/serum of cancer patients.  This fact suggests that p65  antibodies  may be useful in human  cancer  screening,  carcinogenesis studies and studies on cancer risk  assessment.  The most  striking  observation made during development of monoclonal antibodies and establishing ELISA for p65,

was that the monoclonal  antibodies  directed  against p65,  detect with a great accuracy  human cancers such as breast,  prostate and colon cancer.  We have now identified  the p65 gene as a novel  member of the  super-family  of genes  that encode  nuclear  receptors  for various  hydrophobic  ligands  such as steroids,

vitamin D, retinoic acid, and thyroid hormones.  These receptors are composed of


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several domains  important in hormone binding,  DNA binding,  dimerization,  and transcription  activation.  The human p65 cDNA was recently cloned, revealing at its C-terminal end regulatory  elements  typical of this  super-family of genes.

Using ELISA,  p65 was shown to be a promising marker for diagnosis and prognosis of breast cancer.



Cancer is commonly encountered in pet animal practices and is one of the leading causes of pet death. While the pet's prognosis is dependent upon various factors including  tumor type and stage at diagnosis,  for the vast majority of cancers,

early  detection  and treatment  are  extremely  important in successful  cancer therapy.  Although various tumor markers have been shown to be useful diagnostic and  prognostic  indicators in human  oncology,  their  application to companion animal  medicine  has barely  been  explored.  The ideal tumor  marker  would be produced only by malignant  cells, be detectable  early after the onset of tumor formation,  and have levels  that  directly  correlate  with tumor  burden.  Our preliminary studies with a 65-kD tumor-associated  protein (p65), in spontaneous canine  lymphosarcoma  cases and experimentally  induced  malignancies in rodent models indicate that this tumor marker possesses these ideal characteristics and has great  potential  utility  in  companion  animal  cancer  medicine.  We have developed a test for  veterinary  application in the  differential  diagnosis of malignancy,  in assessing patient response to cancer therapy,  and in monitoring clinical  remission to enable the prompt  detection of cancer  recurrence  using double sandwich ELISA with monoclonal and polyclonal antibodies to p65.



This study will focus on the characterization, detection method development, and clinical analysis of a unique 65-kD tumor-associated tumor marker in canine cell line products and in stored plasma collected from different canine cancer cases.

The project's overall objective will be the development of a quantitative  assay for the p65 tumor marker in the dog. In order to attain our overall objective we will first obtain p65-specific peptides. Purified p65 peptides will then be used

as  source  material  to  obtain  monoclonal   antibodies  and  or  monospecific

antibodies to detect cancer in dogs.  Carefully  designed  molecular biology and human studies will then follow.


The following milestones are planned:


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1.       We will design  synthesis of 15-18 amino acids (2 sets one from NH2 end and one from  C-terminus end) that will serve as primers for monoclonal and monospecific antibodies. Since the primers are relatively short, it will be necessary to conjugate them with KLH (keyhole limpet hemocyanin

         [KLH]   protein)  to   increase   the  size  of  the  antigen  and  its

         immunogenicity before injecting mice.

2.       We have  selected  New England  Peptide Co. to make both sets of  anti-

         bodies.  The time  frame for this work is 3-6 months.  The company will

         synthesize  peptides,  conjugate  them   with  KLH,  inject   mice,  as

         routinely is done for such  projects,  and provide us with sera contain

         -ing anti-p65 antibodies.

3.       When we receive sera plus peptides as standards,  we will start work on the  characterization  of the antibodies and designing ELISA work. This step will require 2-3 months.

4.       We will receive blood  specimens from different  canine cancer subjects from Dr Susan Lana,  Colorado State University at Fort Collins,  Animal

         Cancer  Center.  These  samples  will  be  taken  prior  to any  cancer treatment and will include a variety of cancer types and a small number of normal dogs.  Once the  antibodies  are  available the blood samples will be tested.


     This will  constitute  the first  phase of this  project.  Future  work may entail collection of more specific samples such as post treatment or at the time of disease progression.












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